Exhibit 99.c2

Confidential - Draft

Fairness Analysis	March 17, 2014

Presentation to the Board of Directors of Cole Credit Property Trust, Inc.

The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior written consent of Duff & Phelps, LLC.

Duff & Phelps Disclaimer

■	The following pages contain material that is being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the board of directors (the “Board of Directors”) of Cole Credit Property Trust, Inc., a Maryland corporation (“CCPT” or the “Company”) (solely in its capacity as such) in connection with a proposed transaction (the “Proposed Transaction” as described herein).

■	The accompanying material was compiled on a confidential basis for the sole use of the Board of Directors in its capacity as such and is not to be distributed to any other party or publicly disclosed without the written consent of Duff & Phelps.

■	The information utilized in preparing this presentation was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared by the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future.

■	These materials are not intended to represent an opinion but rather to serve as discussion materials for the Board of Directors to review and as a basis upon which Duff & Phelps may render an opinion.

■	Any opinion rendered by Duff & Phelps i) would not address the merits of the underlying business decision of the Board of Directors to enter into the Proposed Transaction; ii) would not constitute a recommendation to the Board of Directors or the stockholders of the Company, respectively, or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; and iii) would not create any fiduciary duty on Duff & Phelps’ part to any party.

■	Because this material was prepared for use in the context of an oral presentation to the Board of Directors, which is familiar with the business and affairs of the Company, Duff & Phelps does not take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board of Directors.

■	No selected company or selected transaction used in the analysis is directly comparable to the Company or the Proposed Transaction.

CONFIDENTIAL	2

Table of Contents

1.	Executive Summary	4
2.	Valuation Analysis	10
3.	Conclusion	18

Appendix
1.	Assumptions, Qualifications and Limiting Conditions in Duff & Phelps’ Opinion Letter	21

CONFIDENTIAL	3

1.	Executive Summary

Executive Summary

Purpose of Engagement

■	Duff & Phelps has been engaged by the Company to serve as an independent financial advisor to the Board of Directors of the Company (solely in its capacity as such) to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the public stockholders of the Company of the consideration to be paid by American Realty Capital Properties, Inc., a Maryland corporation (“ARCP” or the “Buyer”) to the public stockholders of the Company in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular stockholder of the Company other than solely in its capacity as a stockholder of the Company). In connection with this engagement, Duff & Phelps Securities, LLC, an affiliate of Duff & Phelps, has been engaged to provide certain investment banking services in connection with the Proposed Transaction.

Proposed Transaction

■	The proposed transaction involves a two-step merger transaction that results in the acquisition by ARCP of all of the issued and outstanding shares of common stock of the Company (the “Proposed Transaction”). The Proposed Transaction is to be consummated in accordance with an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, ARCP and Desert Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of ARCP (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement, (a) ARCP will cause Merger Sub to commence a tender offer to purchase all of the issued and outstanding shares of common stock of the Company at a price per share, to be paid in cash, of $7.25 (the “Offer Price”) and (b) upon the tender of at least a majority of the Company’s shares of common stock in the tender offer, the Company and Merger Sub will merge, with each share of the Company’s common stock being converted into the right to receive the Offer Price. Following the merger, the surviving entity will be a wholly-owned subsidiary of ARCP.

CONFIDENTIAL	5

Executive Summary

Overview of the Subject Properties

■	Collectively, the 39 properties in CCPT’s portfolio are known as the “Subject Properties”.

Overview of Subject Properties

Tenant	Property Address	City	State	GLA
Walgreens	5202 Almeda Dr.	Houston	TX	12,851
Walgreens	400 West 23rd St.	Lawrence	KS	12,885
Rite Aid	3060 Thomas St.	Memphis	TN	11,064
Rite Aid	1560 Parkman Rd. NW	Warren	OH	11,267
Walgreens	1201 Camp Jackson Rd.	Cahokia	IL	13,500
Walgreens	15609 Lakeshore Blvd	Cleveland	OH	13,500
Lowe's	2111 Fair Park Blvd.	Jonesboro	AR	126,405
Lowe's	3620 Emmett F Lowry Expy	Texas City	TX	130,497
CVS	900 North J.K. Powell Blvd.	Whiteville	NC	10,055
Rite Aid	713 Broadway	Bangor	ME	13,100
Tractor Supply	541 W. Reservoir Rd.	Woodstock	VA	22,670
Sherwin-Williams	2375 West Prospect Rd.	Ashtabula	OH	5,400
Sherwin-Williams	4040 South Ave.	Boardman	OH	6,000
Sherwin-Williams	1902 North Wayne St.	Angola	IN	5,010
Apria Healthcare	7353 Company Dr.	Indianapolis	IN	82,750
Gander Mountain	19820 Hempstead Rd.	Houston	TX	88,492
CVS	20601 FM 1431	Lago Vista	TX	14,097
Rite Aid	2460 George Washington Mem Hwy	Hayes	VA	13,813
Rite Aid	4010 Anderson Mill Rd.	Spartanburg	SC	13,824
Rite Aid	6414 State Park Rd.	Travelers Rest	SC	13,813
CVS	11115 East U.S. Hwy 24	Independence	MO	10,908
Rite Aid	1696 Middle Tennessee Blvd.	Murfreesboro	TN	11,200
Rite Aid	1334 Windrim Ave.	Philadelphia	PA	11,361
CVS	603 South Cedar Ridge Dr.	Duncanville	TX	10,908
CineMagic Theatre	2171 Superior Drive NW	Rochester	MN	45,455
Rite Aid	8130 Ohio River Rd.	Wheelersburg	OH	11,180
Tractor Supply	5525 US HWY 60 W	Paducah	KY	21,677
Rite Aid	1502 Executive Dr.	St. Marys	OH	14,564
Tractor Supply	3300 Veterans Outer Loop	Glasgow	KY	21,688
Best Buy	3040 N. Gloster St.	Tupelo	MS	20,000
Conn's	747 NE Loop 820	Hurst	TX	25,230
Conn's	11101 Pecan Park Blvd.	Austin	TX	24,960
Conn's	2531 West Anderson Ln.	Austin	TX	24,960
Vanguard Car Rental	3600 Naturally Fresh Blvd.	College Park	GA	23,360
Rite Aid	226 Parker Farm Rd.	Buxton	ME	11,180
Tractor Supply	5235 SW Topeka Blvd	Topeka	KS	24,727
AutoZone	958 North Bridge St	Yorkville	IL	7,381
Dollar General	906 South Park Dr	Broken Bow	OK	12,406
Sunoco	1760 East Merritt Island Cswy	Merritt Island	FL	2,325

CONFIDENTIAL	6

Executive Summary

Scope of Analysis

In connection with this presentation, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its presentation included, but were not limited to, the items summarized below:

■	Reviewed the following documents:

–	The Company’s audited financial statements for the fiscal year ended December 31, 2012 as filed with the Securities and Exchange Commission (“SEC”) under Form 10-K;
–	The Company’s unaudited financial statements for the nine month period ended September 30, 2013 as filed with the SEC under Form 10-Q;
–	The Company’s draft internal financial statements for the fiscal year ended December 31, 2013;
–	The Company’s Form 8-K filing with the SEC dated January 31, 2014;
–	Internal Company documents relating to the current operations of the 39 properties in the Company’s portfolio (collectively, the “Subject Properties”), providing summary information on the Subject Properties including, but not limited to:
»	Company provided data regarding the size, year built, construction quality, and construction type;
»	Company provided data regarding lease summaries, capital improvement schedules, real estate taxes, and operating expense data;
»	Company provided balance sheet items such as cash and other assets as well as debt and other liabilities;
»	Company provided mortgage summaries and amortization schedules;
–	The Restricted Appraisal Report of Assets and Liabilities of Cole Credit Property Trust, Inc. as of December 31, 2013 prepared by the Real Estate Services Group of Duff & Phelps, LLC (the “2013 Appraisal Report”) subject to the limiting conditions set forth therein;
–	The March 16, 2014 draft of the Merger Agreement; and
–	A letter dated March 17, 2014 from the management of the Company which made certain representations as to historical financial statements and the financial projections and the underlying assumptions for the Company and the Subject Properties;

■	Discussed the information referred to above and the background and other elements of the Proposed Transaction and the Subject Properties with the management of the Company;

■	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including discounted cash flow analyses and direct capitalization analyses on a property level basis for the Subject Properties; and

■	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

CONFIDENTIAL	7

Executive Summary

Subject Properties Valuation Conclusion

■	Duff & Phelps estimated the fair market values of the Subject Properties using the income capitalization approach (using the direct capitalization method and the discounted cash flow method). The table below shows the results of Duff & Phelps’ analysis displayed in a range.

Subject Properties Valuation
				Duff & Phelps Range of Values
Tenant	Property Address	City	State	Low		High
Walgreens	5202 Almeda Dr.	Houston	TX	$2,580,000		$2,780,000
Walgreens	400 West 23rd St.	Lawrence	KS	$3,090,000		$3,330,000
Rite Aid	3060 Thomas St.	Memphis	TN	$2,330,000		$2,450,000
Rite Aid	1560 Parkman Rd. NW	Warren	OH	$3,550,000		$3,800,000
Walgreens	1201 Camp Jackson Rd.	Cahokia	IL	$1,500,000		$1,610,000
Walgreens	15609 Lakeshore Blvd	Cleveland	OH	$2,400,000		$2,590,000
Lowe's	2111 Fair Park Blvd.	Jonesboro	AR	$10,370,000		$11,290,000
Lowe's	3620 Emmett F Lowry Expy	Texas City	TX	$12,050,000		$12,950,000
CVS	900 North J.K. Powell Blvd.	Whiteville	NC	$2,980,000		$3,240,000
Rite Aid	713 Broadway	Bangor	ME	$3,880,000		$4,150,000
Tractor Supply	541 W. Reservoir Rd.	Woodstock	VA	$2,890,000		$3,090,000
Sherwin-Williams	2375 West Prospect Rd.	Ashtabula	OH	$850,000		$910,000
Sherwin-Williams	4040 South Ave.	Boardman	OH	$1,020,000		$1,100,000
Sherwin-Williams	1902 North Wayne St.	Angola	IN	$1,230,000		$1,330,000
Apria Healthcare	7353 Company Dr.	Indianapolis	IN	$5,190,000		$5,780,000
Gander Mountain	19820 Hempstead Rd.	Houston	TX	$13,790,000		$15,280,000
CVS	20601 FM 1431	Lago Vista	TX	$6,050,000		$6,580,000
Rite Aid	2460 George Washington Mem Hwy	Hayes	VA	$3,730,000		$4,230,000
Rite Aid	4010 Anderson Mill Rd.	Spartanburg	SC	$4,590,000		$5,200,000
Rite Aid	6414 State Park Rd.	Travelers Rest	SC	$4,220,000		$4,790,000
CVS	11115 East U.S. Hwy 24	Independence	MO	$3,980,000		$4,280,000
Rite Aid	1696 Middle Tennessee Blvd.	Murfreesboro	TN	$2,520,000		$2,770,000
Rite Aid	1334 Windrim Ave.	Philadelphia	PA	$3,450,000		$3,680,000
CVS	603 South Cedar Ridge Dr.	Duncanville	TX	$3,390,000		$3,640,000
CineMagic Theatre	2171 Superior Drive NW	Rochester	MN	$2,860,000		$3,160,000
Rite Aid	8130 Ohio River Rd.	Wheelersburg	OH	$1,940,000		$2,070,000
Tractor Supply	5525 US HWY 60 W	Paducah	KY	$2,150,000		$2,300,000
Rite Aid	1502 Executive Dr.	St. Marys	OH	$2,880,000		$3,260,000
Tractor Supply	3300 Veterans Outer Loop	Glasgow	KY	$2,490,000		$2,670,000
Best Buy	3040 N. Gloster St.	Tupelo	MS	$2,630,000		$2,900,000
Conn's	747 NE Loop 820	Hurst	TX	$2,490,000		$2,750,000
Conn's	11101 Pecan Park Blvd.	Austin	TX	$3,980,000		$4,390,000
Conn's	2531 West Anderson Ln.	Austin	TX	$3,690,000		$3,960,000
Vanguard Car Rental	3600 Naturally Fresh Blvd.	College Park	GA	$12,150,000		$13,650,000
Rite Aid	226 Parker Farm Rd.	Buxton	ME	$2,210,000		$2,360,000
Tractor Supply	5235 SW Topeka Blvd	Topeka	KS	$2,440,000		$2,700,000
AutoZone	958 North Bridge St	Yorkville	IL	$1,880,000		$2,020,000
Dollar General	906 South Park Dr	Broken Bow	OK	$1,810,000		$1,940,000
Sunoco	1760 East Merritt Island Cswy	Merritt Island	FL	$3,090,000		$3,320,000

Total				$150,320,000	-	$164,300,000

CONFIDENTIAL	8

Executive Summary

Conclusion

■	Duff & Phelps compared the range of value for 100% of the common stock of CCPT to the value of the consideration to be paid by ARCP. Based on Duff & Phelps’ analysis, the consideration to be paid by ARCP in the Proposed Transaction is fair from a financial point of view to the public stockholders of CCPT.

Conclusion

	Low		High	Proposed Transaction

Total Value of Subject Properties	$150,320,000	-	$164,300,000

Plus: Additional Assets
Cash and cash equivalents (1)	652,000		652,000
Restricted cash (1)	2,327,034		2,327,034
Rents and tenant receivables, prepaid expenses and other assets (1)	282,897		282,897
Total Assets	$153,581,931		$167,561,931

Less: Liabilities
Accounts payable and accrued expenses (1) (2)	(662,000)		(662,000)
Due to Affiliates (1)	(38,984)		(38,984)
Shareholder Distributions Payable (1)	(428,562)		(428,562)
Mortgages/Notes Payable Balance on 12/31/2013 (1)	(85,906,077)		(85,906,077)
Deferred Rental Income (1)	(516,871)		(516,871)
Adjustment of Debt to Market (3)	(2,694,704)		(2,694,704)
Total Liabilities	$(90,247,198)		$(90,247,198)

Net Asset Value (NAV) - CCPT	$63,334,732	-	$77,314,732	$73,159,395
Number of outstanding shares (1)	10,090,951		10,090,951	10,090,951
NAV Per Share - CCPT	$6.28	-	$7.66	$7.25

(1) Per balance sheet as of 12/31/13, per Company Management

(2) Includes accrued interest

(3) In determining the adjustment of debt to market value, Duff & Phelps estimated market interest rates per property by considering the leverage, property type and weighted average years to maturity of the outstanding debt to estimate the spread from the stated interest rate

CONFIDENTIAL	9

2.	Valuation Analysis

Valuation Analysis

Overview of the Subject Properties

Overview of Subject Properties

Tenant	Property Address	City	State	GLA
Walgreens	5202 Almeda Dr.	Houston	TX	12,851
Walgreens	400 West 23rd St.	Lawrence	KS	12,885
Rite Aid	3060 Thomas St.	Memphis	TN	11,064
Rite Aid	1560 Parkman Rd. NW	Warren	OH	11,267
Walgreens	1201 Camp Jackson Rd.	Cahokia	IL	13,500
Walgreens	15609 Lakeshore Blvd	Cleveland	OH	13,500
Lowe's	2111 Fair Park Blvd.	Jonesboro	AR	126,405
Lowe's	3620 Emmett F Lowry Expy	Texas City	TX	130,497
CVS	900 North J.K. Powell Blvd.	Whiteville	NC	10,055
Rite Aid	713 Broadway	Bangor	ME	13,100
Tractor Supply	541 W. Reservoir Rd.	Woodstock	VA	22,670
Sherwin-Williams	2375 West Prospect Rd.	Ashtabula	OH	5,400
Sherwin-Williams	4040 South Ave.	Boardman	OH	6,000
Sherwin-Williams	1902 North Wayne St.	Angola	IN	5,010
Apria Healthcare	7353 Company Dr.	Indianapolis	IN	82,750
Gander Mountain	19820 Hempstead Rd.	Houston	TX	88,492
CVS	20601 FM 1431	Lago Vista	TX	14,097
Rite Aid	2460 George Washington Mem Hwy	Hayes	VA	13,813
Rite Aid	4010 Anderson Mill Rd.	Spartanburg	SC	13,824
Rite Aid	6414 State Park Rd.	Travelers Rest	SC	13,813
CVS	11115 East U.S. Hwy 24	Independence	MO	10,908
Rite Aid	1696 Middle Tennessee Blvd.	Murfreesboro	TN	11,200
Rite Aid	1334 Windrim Ave.	Philadelphia	PA	11,361
CVS	603 South Cedar Ridge Dr.	Duncanville	TX	10,908
CineMagic Theatre	2171 Superior Drive NW	Rochester	MN	45,455
Rite Aid	8130 Ohio River Rd.	Wheelersburg	OH	11,180
Tractor Supply	5525 US HWY 60 W	Paducah	KY	21,677
Rite Aid	1502 Executive Dr.	St. Marys	OH	14,564
Tractor Supply	3300 Veterans Outer Loop	Glasgow	KY	21,688
Best Buy	3040 N. Gloster St.	Tupelo	MS	20,000
Conn's	747 NE Loop 820	Hurst	TX	25,230
Conn's	11101 Pecan Park Blvd.	Austin	TX	24,960
Conn's	2531 West Anderson Ln.	Austin	TX	24,960
Vanguard Car Rental	3600 Naturally Fresh Blvd.	College Park	GA	23,360
Rite Aid	226 Parker Farm Rd.	Buxton	ME	11,180
Tractor Supply	5235 SW Topeka Blvd	Topeka	KS	24,727
AutoZone	958 North Bridge St	Yorkville	IL	7,381
Dollar General	906 South Park Dr	Broken Bow	OK	12,406
Sunoco	1760 East Merritt Island Cswy	Merritt Island	FL	2,325

CONFIDENTIAL	11

Valuation Analysis

Valuation Theory

■	In traditional valuation theory, the three approaches to estimating the value of an asset are the Cost Approach, Sales Comparison Approach, and Income Capitalization Approach. Each approach assumes valuation of the property at the properties highest and best use. From the indications of these analyses, an opinion of value is reached based upon expert judgment within the outline of the appraisal process. In this analysis, Duff & Phelps has considered the income approach as its primary indicator of value, with secondary consideration given to a survey of comparable sales data.

Income Capitalization Approach

■	The income capitalization approach simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its lifetime. The net income developed in the analysis is the balance of potential income remaining after vacancy and collection loss, and operating expenses. This net income is then capitalized at an appropriate rate to derive an estimate of value or discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis. Thus, two key steps are involved: (1) estimating the net income applicable to the subject and (2) choosing appropriate capitalization rates and discount rates. The appropriate rates are ones that will provide both a return on the investment and a return of the investment over the life of the particular property.

Sales Comparison Approach

■	The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as price for comparable improved properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes.

Each appraisal approach to value is utilized as a check to the other. Inherent in each is an interpretation of market conditions as they affect the subject property. The quality and the quantity of the data in each approach are considered, along with the relevance of each to the property. For this analysis, Duff & Phelps has considered the income approach as its primary indication of value. Duff & Phelps has additionally gathered comparable sales throughout the various subject markets as secondary support for its value estimate.

CONFIDENTIAL	12

Valuation Analysis

Income Capitalization Approach

■	The income capitalization approach is based on the premise that value is created by the expectation of future benefits. Duff & Phelps estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date.

■	This approach requires an estimation of the net operating income of a property. The estimated net operating income is then converted to a value indication by use of either the direct capitalization method or the discounted cash flow analysis.

■	The discounted cash flow analysis (“DCF”) focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These amounts are then discounted to their present value. The discounted present values of the income stream and the reversion are added to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income projected in the early years more heavily than the income and the sale proceeds to be received later.

■	Direct capitalization uses a single year's stabilized net operating income as a basis for a value indication. It converts estimated “stabilized” annual net operating income to a value indication by dividing the income by a capitalization rate. The rate chosen includes a provision for recapture of the investment and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates and inflation. The rate may be inferred from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

■	The DCF method is more appropriate for the analysis of investment properties with multiple leases particularly leases with cancellation clauses or renewal options, and especially in volatile markets. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations.

CONFIDENTIAL	13

Valuation Analysis

Methodology

■	Duff & Phelps has considered the income approach as the primary indicator of value. For income-producing properties, such as the Subject Properties, this approach is considered to be the most comprehensive and accurate in developing an estimate of market value.
–	Duff & Phelps has utilized the direct capitalization method for properties with 10+ years remaining on their leases. Investors typically focus on a direct capitalization method when analyzing single-tenant net-leased properties that have extended term remaining (10+ years).
–	Duff & Phelps has utilized the discounted cash flow approach for the properties that required two valuation scenarios (12 properties) as well as properties that have lease expiration within the next 10 years.
■	In addition to the income approach, Duff & Phelps has compiled relevant comparable sales data in order to provide secondary support for its value estimate.

Direct Capitalization Method

■	Duff & Phelps has completed a direct capitalization method of analysis for the properties that have 10+ years of lease term remaining. The steps involved in capitalizing the subject's net operating income are as follows:
–	Develop the subject's Potential Gross Income (PGI) through analysis of the subject’s actual historic income and an analysis of competitive current market income rates.
–	Estimate and deduct vacancy and collection losses from PGI to develop the Effective Gross Income (EGI).
–	Develop and subtract operating expenses from EGI to derive the Net Operating Income (NOI).
–	Develop the appropriate going-in or overall capitalization rate (Ro).
–	Divide the net operating income by the capitalization rate for an estimate of value through the direct capitalization approach.

Discounted Cash Flow Method

■	Duff & Phelps has completed a discounted cash flow method of analysis for the properties that have less than 10 years of lease term remaining or are in negotiation with CCPT to alter their rent/lease term. The discounted cash flow method involves the following steps:
–	Estimate the subject’s Potential Gross Income (PGI) through an analysis of the subject’s actual historic income and an analysis of competitive market rental rates.
–	Estimate and deduct vacancy and collection losses from PGI to develop the Effective Gross Income (EGI).
–	Develop and subtract operating expenses from EGI to derive the Net Operating Income (NOI).
–	Estimate and deduct capital costs (i.e., tenant improvements, leasing commissions, capital repairs and replacements) from the NOI to derive the cash flow.
–	Develop the appropriate discount (Yo) and terminal capitalization (Rt) rates.
–	Convert the cash flow and reversion into present value using the discount rate.
■	In applying the DCF method, Duff & Phelps estimated the operating results over a hypothetical stabilized holding period and assumed the property would be sold at the end of following year for a price calculated by capitalizing the projected following year's net income. The cash flows were then discounted at a rate reflective of current market conditions, bearing in mind the investment characteristics of the property.

CONFIDENTIAL	14

Valuation Analysis

Valuation Considerations and Assumptions

■	Leased Status of the Subject Properties

–	The Subject Properties are encumbered by net leases (NN and NNN). All leases are net of operating expenses (CAM) and real estate taxes but only the NNN leases require tenants to pay for structural repairs (parking lots, roof, etc.).

–	Contractual renewal options were indicated for many of the properties. Fixed rate renewal options were tested against prevailing market rates at the time they would be exercised to determine if any of the renewal options were significantly below market rates, which would be economically compelling to the tenant to exercise the option. The options have been analyzed on a case-by-case basis with those having below market options being modeled as though they will be exercised.

■	Market Rent Analysis
–	The factors Duff & Phelps considered in determining market rental rates were:
»	Current contract rent levels at the Subject Properties
»	Recently signed leases at the Subject Properties
»	Asking rates at competitive properties
»	Current contract rents and recently signed leases at comparable properties

■	Market Rent Estimate

–	The market rental rates for the Subject Properties were estimated from market data that was gathered specific to each of the properties. Market rental rates include escalations as estimated based on Duff & Phelps’ research. The market rental rate estimates are based on a net effective rate; thus, additional concessions have not been applied.

–	Any leases that were recently signed were also considered in the analysis of a market rent estimate.

–	Duff & Phelps notes that some of the in place leases were determined to be above market levels. For the purposes of the analysis, Duff & Phelps assumed that the current in place lease will be paid through the original term.

■	Reimbursements

–	The Subject Properties operate under double net (NN) and triple net (NNN) leases. All leases are net of operating expenses (CAM) and real estate taxes but only the NNN leases require tenants to pay for structural repairs (parking lots, roof, etc.). All future speculative leases have been modeled on a NN basis with the landlord being responsible for structural repairs via a reserve allowance.

CONFIDENTIAL	15

Valuation Analysis

Valuation Considerations and Assumptions (continued)

■	Vacancy and Collection Loss

–	General vacancy and collection loss has not been applied in Duff & Phelps’ analysis. As these are single-tenant net leased properties, market participants typically do not apply vacancy or collection loss. The risk of vacancy or collection losses is accounted for in the discount and capitalization rate assumptions.

■	Expense Analysis

–	In estimating operating expenses for the Subject Properties, Duff & Phelps has relied upon historical and projected real estate taxes provided by property management. In the absence of sufficient historical or projected operating expenses at the property level, market data, such as expense levels at comparable properties or survey data, was utilized in order to estimate operating expenses. Each item of expense was analyzed, and Duff & Phelps developed an opinion of a level of expense that it believe a typical investor would consider reasonable. Duff & Phelps has made its expense projections on a calendar basis beginning January 1, 2014.

■	Capital Improvements

–	CCPT has provided us with a schedule of planned capital expenditures that have been modeled in the property specific cash flow models. Reserves for replacement have been included in the analysis based on the structure of the lease. For example, in absolute triple net (NNN) lease structures, where the Lessor has no capital responsibilities, the reserve has been modeled; however, it is reimbursed by the tenant. Reserves for double net (NN) lease structures have been modeled as non-reimbursable. The amount of the reserve is based on property type and condition.

■	Operating Statement

–	In estimating the Subject Properties’ pro forma operating cash flow, the operating history and budgets have been analyzed, as appropriate.

■	Discount Rates and Capitalization Rates

–	Duff & Phelps applied appropriate discount and capitalization rates to the projections to determine the value of each property.

–	Discount rates were estimated for individual properties. Duff & Phelps notes that several have above market rents and in these instances, Duff & Phelps has accounted for above market rents in the discount rate selections.

–	Duff & Phelps has considered market extracted overall capitalization rates, overall capitalization rates extracted from investor surveys, the Band of Investments, and the Debt Service Coverage ratio techniques in developing an overall capitalization rate conclusion.

While Duff & Phelps did not primarily employ the sales comparison approach in its valuation approach, Duff & Phelps analyzed recent comparable sales data when appropriate to reflect current local market conditions throughout the analysis.

CONFIDENTIAL	16

Valuation Analysis

Subject Properties Valuation Summary

■	Duff & Phelps estimated the fair market values of the Subject Properties using the income capitalization approach (using the direct capitalization method and the discounted cash flow method). The table below shows the results of Duff & Phelps’ analysis displayed in a range.

Subject Properties Valuation
				Duff & Phelps Range of Values
Tenant	Property Address	City	State	Low		High
Walgreens	5202 Almeda Dr.	Houston	TX	$2,580,000		$2,780,000
Walgreens	400 West 23rd St.	Lawrence	KS	$3,090,000		$3,330,000
Rite Aid	3060 Thomas St.	Memphis	TN	$2,330,000		$2,450,000
Rite Aid	1560 Parkman Rd. NW	Warren	OH	$3,550,000		$3,800,000
Walgreens	1201 Camp Jackson Rd.	Cahokia	IL	$1,500,000		$1,610,000
Walgreens	15609 Lakeshore Blvd	Cleveland	OH	$2,400,000		$2,590,000
Lowe's	2111 Fair Park Blvd.	Jonesboro	AR	$10,370,000		$11,290,000
Lowe's	3620 Emmett F Lowry Expy	Texas City	TX	$12,050,000		$12,950,000
CVS	900 North J.K. Powell Blvd.	Whiteville	NC	$2,980,000		$3,240,000
Rite Aid	713 Broadway	Bangor	ME	$3,880,000		$4,150,000
Tractor Supply	541 W. Reservoir Rd.	Woodstock	VA	$2,890,000		$3,090,000
Sherwin-Williams	2375 West Prospect Rd.	Ashtabula	OH	$850,000		$910,000
Sherwin-Williams	4040 South Ave.	Boardman	OH	$1,020,000		$1,100,000
Sherwin-Williams	1902 North Wayne St.	Angola	IN	$1,230,000		$1,330,000
Apria Healthcare	7353 Company Dr.	Indianapolis	IN	$5,190,000		$5,780,000
Gander Mountain	19820 Hempstead Rd.	Houston	TX	$13,790,000		$15,280,000
CVS	20601 FM 1431	Lago Vista	TX	$6,050,000		$6,580,000
Rite Aid	2460 George Washington Mem Hwy	Hayes	VA	$3,730,000		$4,230,000
Rite Aid	4010 Anderson Mill Rd.	Spartanburg	SC	$4,590,000		$5,200,000
Rite Aid	6414 State Park Rd.	Travelers Rest	SC	$4,220,000		$4,790,000
CVS	11115 East U.S. Hwy 24	Independence	MO	$3,980,000		$4,280,000
Rite Aid	1696 Middle Tennessee Blvd.	Murfreesboro	TN	$2,520,000		$2,770,000
Rite Aid	1334 Windrim Ave.	Philadelphia	PA	$3,450,000		$3,680,000
CVS	603 South Cedar Ridge Dr.	Duncanville	TX	$3,390,000		$3,640,000
CineMagic Theatre	2171 Superior Drive NW	Rochester	MN	$2,860,000		$3,160,000
Rite Aid	8130 Ohio River Rd.	Wheelersburg	OH	$1,940,000		$2,070,000
Tractor Supply	5525 US HWY 60 W	Paducah	KY	$2,150,000		$2,300,000
Rite Aid	1502 Executive Dr.	St. Marys	OH	$2,880,000		$3,260,000
Tractor Supply	3300 Veterans Outer Loop	Glasgow	KY	$2,490,000		$2,670,000
Best Buy	3040 N. Gloster St.	Tupelo	MS	$2,630,000		$2,900,000
Conn's	747 NE Loop 820	Hurst	TX	$2,490,000		$2,750,000
Conn's	11101 Pecan Park Blvd.	Austin	TX	$3,980,000		$4,390,000
Conn's	2531 West Anderson Ln.	Austin	TX	$3,690,000		$3,960,000
Vanguard Car Rental	3600 Naturally Fresh Blvd.	College Park	GA	$12,150,000		$13,650,000
Rite Aid	226 Parker Farm Rd.	Buxton	ME	$2,210,000		$2,360,000
Tractor Supply	5235 SW Topeka Blvd	Topeka	KS	$2,440,000		$2,700,000
AutoZone	958 North Bridge St	Yorkville	IL	$1,880,000		$2,020,000
Dollar General	906 South Park Dr	Broken Bow	OK	$1,810,000		$1,940,000
Sunoco	1760 East Merritt Island Cswy	Merritt Island	FL	$3,090,000		$3,320,000

Total				$150,320,000	-	$164,300,000

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3.	Conclusion

Conclusion

Conclusion

■	Duff & Phelps compared the range of value for 100% of the common stock of CCPT to the value of the consideration to be paid by ARCP. Based on Duff & Phelps’ analysis, the consideration to be paid by ARCP in the Proposed Transaction is fair from a financial point of view to the public stockholders of CCPT.

Conclusion

	Low		High	Proposed Transaction

Total Value of Subject Properties	$150,320,000	-	$164,300,000

Plus: Additional Assets
Cash and cash equivalents (1)	652,000		652,000
Restricted cash (1)	2,327,034		2,327,034
Rents and tenant receivables, prepaid expenses and other assets (1)	282,897		282,897
Total Assets	$153,581,931		$167,561,931

Less: Liabilities
Accounts payable and accrued expenses (1) (2)	(662,000)		(662,000)
Due to Affiliates (1)	(38,984)		(38,984)
Shareholder Distributions Payable (1)	(428,562)		(428,562)
Mortgages/Notes Payable Balance on 12/31/2013 (1)	(85,906,077)		(85,906,077)
Deferred Rental Income (1)	(516,871)		(516,871)
Adjustment of Debt to Market (3)	(2,694,704)		(2,694,704)
Total Liabilities	$(90,247,198)		$(90,247,198)

Net Asset Value (NAV) - CCPT	$63,334,732	-	$77,314,732	$73,159,395
Number of outstanding shares (1)	10,090,951		10,090,951	10,090,951
NAV Per Share - CCPT	$6.28	-	$7.66	$7.25

(1) Per balance sheet as of 12/31/13, per Company Management

(2) Includes accrued interest

(3) In determining the adjustment of debt to market value, Duff & Phelps estimated market interest rates per property by considering the leverage, property type and weighted average years to maturity of the outstanding debt to estimate the spread from the stated interest rate

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Appendix

1.	Assumptions, Qualifications and Limiting Conditions in Duff & Phelps’ Opinion Letter

Assumptions

Duff & Phelps’ Opinion Letter would include the following assumptions:

■	In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

–	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;
–	Relied upon the fact that the Board of Directors, the Company and ARCP have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
–	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;
–	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company, its subsidiaries, the Subject Properties and the Proposed Transaction;
–	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;
–	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
–	Assumed that, other than as disclosed to us by or on behalf of Company management in writing, there has been no material change in the assets, financial condition, business, or prospects of the Company, its subsidiaries or the Subject Properties since the date of the most recent financial statements and other information made available to Duff & Phelps;
–	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied as set forth in the Merger Agreement and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof;
–	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, its subsidiaries or the Subject Properties; and
–	Assumed that the general assumptions and limiting conditions in the 2013 Appraisal Report are incorporated herein.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

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Qualifications

Duff & Phelps’ Opinion would be qualified by the following:

■	Duff & Phelps has prepared the Opinion effective as of the date hereof. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

■	Duff & Phelps did not evaluate the Company’s or any of its subsidiaries’ solvency or conduct a physical inspection of any specific assets or liabilities (contingent or otherwise), including the Subject Properties. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company or its subsidiaries, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are (and as of the date of this Opinion remain) the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

■	The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or any of its subsidiaries’ credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter (including but not limited to any encumbrances relating to any Subject Property).

■	Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or its subsidiaries’ officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

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Limiting Conditions

Duff & Phelps’ Opinion would include the following limiting conditions:

■	The Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent.

■	This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction or any related transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses.

■	The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based.

■	The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

■	The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps, Duff & Phelps Securities, LLC and the Company dated March 10, 2014 (the “Engagement Letter”).

■	The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

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